COMPANY PURCHASE AGREEMENT

THIS COMPANY PURCHASE AGREEMENT (the "Agreement") is made as of the 14th day of January, 2002, by and between Q-Seven Systems Inc., a Utah Corporation ("Seller"), and Phoenix Worldwide Holdings Ltd., a Malta Limited Liability Company ("Buyer").

RECITALS

a)

The Seller fully owns a subsidiary with the name Q-Seven Systems Inc., a Nevada Corporation ("Q-Seven Nevada"), which in turn fully owns a subsidiary with the name of X-Real Intertainment Inc. Ltd., a Bahamian Corporation ("X-Real"). X-Real is the owner of the Registered Domain Names http://www.studentinnen.de; http://www.teensex.de; http://www.erotikweb.de;; (collectively, the "RDNs") and the three Web Sites found thereat (the "Web Sites") and all information contained thereat (the "Information"). The RDNs, (Registered Domain Names) three Web Sites and Information are collectively and individually referred to as the "Content and Database".

b)

Seller desires to sell to Buyer, and Buyer desires to buy from Seller, Q-Seven, Nevada including X-Real and all assets described above, upon the terms and conditions and subject to the limited exceptions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I

PURCHASE AND SALE OF COMPANIES AND ASSETS

1.1 Purchase and Sale of Companies and Assets. Purchase and Sale of Companies and Assets. Upon the terms and subject to the condition of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing Date (defined below), all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, in Q-Seven Nevada, X-Real and the Content and Database or otherwise relating to the operation of the Content and Database, as owned or held by Seller (the "Assets"). Without in any way limiting the generality of the foregoing, the Assets shall include all right and interest owned or held by Seller in the following:

a.

Shares of Q-Seven Nevada. Seven Hundred Fifty Thousand (750,000) Shares of common stock of Q-Seven Systems Inc., Nevada. Buyer and Seller agree that Seller will at the closing date transfer ownership of all shares to Buyer.

b.

Registered Domain Names. The RDNs and all rights associated therewith. Buyer and Seller agree to execute such additional documents and take such further actions as may be required to transfer ownership of the RDNs to Buyer.

c.

Copyright Interests. All interests and rights Seller may own in copyrights in the United States, Germany or any other state or country in the world relating to the operation of the Content and Database, and any renewal or extension thereof, together with all other copyright interests accruing by reason of international copyright conventions and any moral rights pertaining thereto, including the right to sue for, settle, or release any past, present, or future infringement thereof ("Copyright Interests").

d.

Trademark Interests. All interest and rights the Seller may own in the United States and any foreign registered and common law trademarks and service marks, together with all other trademark or service mark interests accruing by reason of international trademark conventions, accompanied by the goodwill of all business connected with the use of and symbolized by such marks including the right to sue for, settle, or release any past, present, or future infringement thereof or unfair competition involving the same ("Trademark Interests"). The Trademark Interest shall including the right to file for and obtain registrations of the Trademark Interests anywhere in the world with the right to base priority on Seller's first date of use or on any application and/or registration being assigned herein. Seller covenants not to use or display the Trademark Interests, or any mark confusingly similar thereto, anywhere in the world and further covenants not to contest or challenge the validity of the Trademark Interests, any applicable registrations thereof or the ownership of the Trademark Interests by Buyer.

e.	Technical Documentation. All technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of the Content and Database (the "Technical Documentation").
f.

Contracts. All contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of the Content and Database.

g.	Leases. The entire leasehold or rental interest arising under leases of telecommunications, computer and other equipment used to support the operation of the Content and Database.
h.

Business Records. All business and marketing records, including accounting and operating records, customer lists, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records used in the operation of the Content and Database (the "Business Records").

i.

Authorizations. All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, local governmental authorities, and other authorities relating to the operation of the Content and Database.

j.

Intellectual Property. All patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the operation of the Content and Database or otherwise necessary for the ownership and use of the Assets (the "Intellectual Property").

k.

Claims. All claims Sellers may have against any person relating to or arising from the operation of the Content and Database or ownership of the Assets, including rights to recoveries for damages or defective goods, to refunds, insurance claims, and chooses in action ("Claims").

l.	Code. All coding, html, ASP, cgi script, SQL, and similar items associated with the Web site.

Article II

ASSUMPTION OF LIABILITIES

2.1 No Liabilities Assumed. Buyer does not assume any liabilities of Seller relating to the operation of the Content and Database, or otherwise. Buyer does not assume any liabilities of Q-Seven Nevada or X-Real.

Article III

PRICE AND PAYMENT

3.1 Purchase Price. The purchase price shall be Five Hundred Thousand (500,000) US Dollars. The Purchase Price shall be paid in installments

                3.2 Payment of purchase price. Buyer and Seller agree that the payment is executed with an initial payment of US$ 100,000.00 (one hudred thousand) at the 15th of March 2002. Thereafter a monthly payment of US$ 25,000.00 (twenty five thousand) will be paid to the 15th of each month, beginning in April 2002 and ending in July 2003.

                3.3 Delay of payment. If the buyer comes into delay with his payments, a default interest of monthly 4% is charged beginning as of the date of settlement.

                3.4 Partly payment of installments. Any partly paid installments shall be regarded as not paid to the Seller until it is fully paid as agreed in 3.2

Article IV

BUSINESS DOCUMENTS

4.1 Business Documents. Seller shall deliver or cause to be delivered to Buyer, at no cost or expense to Buyer, within three (3) days after the date of this Agreement, copies of the following documents (collectively referred to herein as the "Business Documents"):

a.	Financial Statements. The Seller's current and recent financial statements, its operating and capital budgets, and current business plan.
b.

Business Interests, Participations, and Ownership Positions. All documents relating to interests, participations, and ownership positions held by Seller in any corporation, partnership, joint venture, co-marketing arrangement, or similar enterprise or undertaking relating to the operation of the Content and Database.

c.	Research and Development. A description of any pending research and development activity.
d.

Security Interests. Security agreements, financing statements, title retention agreements or other documents creating, or purporting to create, any material lien, security interest, encumbrance or similar interest in the Assets.

e.	Agreements Relating to Transfer. Agreements that restrict the transfer, sale, exchange, or other disposition of any of the Assets.
f.	Material Agreements. All other material agreements that relate to or affect the operation of the Content and Database or by which any of its Assets may be bound.
g.	Ownership of Information. All records and documentation maintained by the Sellers documenting the development, authorship, or ownership of the Assets and related technology.
h.

Third Party Agreements Relating to Development. A list of all agreements with third parties, whether now in effect or terminated, for the design, development, programming, enhancement, or maintenance of the Assets. To the extent third parties have designed, developed, programmed, enhanced, or maintained Assets without having executed any agreement, a list of all such third parties and a description of the work performed, and the period during which such work was performed, by such party.

i.

Other Third Party Agreements. A list of all licenses, franchises, royalty agreements, marketing agreements, distributorships, sales representative agreements, or similar commitments or arrangements relating to the Assets or related technology granted to third parties by the Seller or by any third party to the Seller.

j.	Third Party Rights to Assets. Agreements, options, or other commitments giving anyone any rights to acquire any right, title, or interest in the Content and Database and/or Assets.
k.

Trademarks. A list of all trademarks and trade names owned or used in the operation of Database, showing the registration number, date of registration, registrant, and a copy of the Certificate of Registration, if any.

l.	Patents. A list of all patents used in the operation of the Content and Database, or owned by the Seller, if any.
m.

Copyrights. Copyright registrations (if any) issued or pending relating to the Assets. Copies of all agreements relating to unpatented designs, styles, know-how, or technical assistance relating to the operation of the Content and Database and/or the Assets.

n.	Management Agreements. Copies of all consulting or management agreements relating to the operation of the Content and Database and/or the Assets.
o.	Litigation. A description of all litigation or claims, whether past, pending or threatened and whether settled or not, that relate to the operation of the Content and Database and/or the Assets.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Seller hereby represents and warrants to Buyer as follows:

                5.1 Organization. Seller is a corporation validly existing and in good standing under the laws of Utah with the power and authority to conduct its business (including the operation of the Content and Database) in the State and Country in which they are operating said Content and Database and that the corporation rightfully owns the properties and assets (including the Assets).

                5.2 Power and Authority. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and any other agreement or instrument executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

                5.3 No Conflict. Neither the execution and delivery of this Agreement and/or any related agreements and instruments that may be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, (1) will violate or conflict with any provision of any charter, bylaw or other governing or organizational instrument of Seller, or (2) any license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Assets are bound.

                5.4 Required Consents. Seller has necessary approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any person or entity is necessary for the execution and delivery of this Agreement and the transactions contemplated herein by Seller.

                5.5 Title to Assets. Seller owns and has the power to convey to Buyer on the Closing Date all of the Assets free and clear of any security interest or lien relating thereto.

                5.6 Litigation. There is no pending claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation (collectively, "Litigation") that, to Seller's best knowledge, is threatened against Seller, affecting, involving, or relating to the operation of the Content and Database or any of the Assets. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against themselves (or the Buyer upon acquisition of the Business), its present or former partners, or employees, affecting, involving, or relating to the Content and Database or the Assets.

                5.7 Court Orders, Decrees, and Laws. There is no outstanding or, to Seller's best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Content and Database or the Assets. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Content and Database or the Assets except where noncompliance has no material adverse effect upon the financial condition, operation, or prospects of the Content and Database (including under ownership by Buyer) or the Assets, and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the federal and/or international patent, copyright, and trademark laws, state trade secret and unfair competition laws, and to all other applicable laws.

                5.8 Disclosure. No representation, warranty, or statement made by Seller in this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Seller that are material to the financial condition, operation, or prospects of the Content and Database and the Assets.

                5.9 Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Article V shall be true and correct and in full force and effect on and as of the Closing Date.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

                6.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of Malta with power and authority to conduct its business and to own and lease its properties and assets.

                6.2 Power and Authority. Buyer will have power and authority to execute, deliver, and perform this Agreement and any other agreements and instruments that may be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

                6.3 Truth at Closing. All of the representations, warranties, and agreements of Buyer contained in this Article VI shall be true and correct and in full force and effect on and as of the Closing Date.

Article VII

OPERATION OF THE CONTENT
AND DATABASE PRIOR TO CLOSING

7.1 Operation of Business. From the date hereof, Buyer shall operate and manage the Content and Database and shall have full power and authority to make all business, operating and other decisions with respect thereto.

                7.2 No Default. Seller shall not perform any act or omit to perform any act, or permit any act or omission, that will cause a breach or default of any covenant, agreement, warranty, or representation in this Agreement.

Article VIII

CONDITIONS TO SELLER'S OBLIGATIONS

Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

                8.1 Representations and Warranties True at Closing Date. Buyer's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Buyer shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

                8.2 Performance. Buyer shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Article IX

CONDITIONS TO BUYER'S OBLIGATIONS

Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

                9.1 Representations and Warranties True at Closing Date. Seller's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Seller shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

                9.2 Performance. Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                9.3 Investigations. Neither any investigation of Seller by Buyer, nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the sole, exclusive and absolute discretion of Buyer, reflect in a material adverse way on the Assets or the operations of the Content and Database.

Article X

CLOSING

10.1 Closing. Unless this Agreement is first terminated as provided herein, the closing of the purchase and sale of the Assets shall take place on the 14th day of January 2002, (the "Closing Date").

                10.2 Actions at Closing. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

a.

Conveyance Instruments. Seller shall deliver to Buyer such bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

Article XI

COVENANTS OF SELLERS AND
BUYER FOLLOWING CLOSING

11.1 No-Compete. For a period of five (5) years after the Closing Date, the Seller and undersigned shareholders shall not engage in the business of acquiring, developing, marketing, distributing, licensing, or maintaining systems and applications having any function similar to, competitive with, or substitutable for, the Content and Database, anywhere in the World, except with Buyer's consent (which may be withheld in Buyer's sole discretion). The Seller and undersigned shareholders acknowledge and agree that the current market for the Content and Database extends throughout the entire world, and it is therefore reasonable to prohibit the Seller and undersigned shareholders from competing with Buyer anywhere in such territory. The Seller and undersigned shareholders further acknowledge and agree that the foregoing prohibition will have no impact on the business and prospects of the Seller and undersigned shareholders and that the Seller and undersigned shareholders shall not engage in any such activities, directly or indirectly, on the Seller and undersigned shareholders' own behalf or by use of the services of or on behalf of others.

Article XII

INDEMNITY

12.1 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Closing Date, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

a.	Breach of Obligation. Any breach of any representation, warranty, or agreement of Seller contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

b.	Preexisting Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Content and Database or the ownership or use of the Assets prior to the Closing Date.

c.	Infringement. Any liability or loss of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with a claim or allegation that the Assets infringe any patent, copyright, trade secret, trademark, or other intellectual property right of any third party.

d.	Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

12.2 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under this Article 12, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

                12.3 Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation or (2) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

Article XIII

CONFIDENTIALITY

13.1 Confidentiality Obligation of Buyer Prior to Closing. Until Closing Date (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from Seller in connection with the transactions contemplated hereby concerning the Content and Database or the Assets. This obligation shall cease to apply to Buyer upon the occurrence of Closing Date.

                13.2 Confidentiality Obligation of Seller Following Closing. Following the occurrence of Closing Date, Seller shall, and shall use their best efforts to cause their personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in its possession concerning the Content and Database or the Assets.

                13.3 Permitted Disclosures. Notwithstanding Sections 13.1 and 13.2, either party may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (2) if required by court order or decree.

                13.4 Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or (3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

Article XIV

MISCELLANEOUS

14.1 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof

                14.2 Counterparts. This Agreement may be executed in one or more counterparts which counterparts may be sent by facsimile, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                14.3 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                14.4 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

                14.5 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby.

                14.6 Notices. Any notice required or permitted to be given by one party to the other may be given by personal service, facsimile, or mailing. If any notice is deposited into the custody of Federal Express, United Parcel Service or another overnight courier service, for overnight delivery, prepaid and addressed to such party at the address hereinafter specified, such notice shall be effective upon its deposit into the custody of such couriers. All other notices shall be effective upon receipt. The addresses of the parties for all purposes under this Agreement shall be:

Buyer:

Phoenix Worldwide Holdings Ltd.
Valetta, Malta

Seller:

Q-Seven Systems Inc., Utah
Boettgerstr. 25
40789 Monheim
Germany

Either party may change the address at which it desires to receive notice upon written notice of such change to the other party.

                14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Utah without giving effect to the principles of conflicts of law thereof. Venue for any action under this Agreement shall lie in Salt Lake County, Utah.

                14.8 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Buyer Group with respect to the matters inuring to their benefit under Article XII, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

                14.9 Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing Date.

                14.10 Attorneys' Fees. In the event either party brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant or representation contained herein, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled

                14.11 Further Assurances. At and after the Closing Date, without further consideration, Seller shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (1) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets and the Content and Database, or (2) to ensure more effectively the compliance of Seller with its agreements, covenants, warranties, and representatives under this Agreement.

                14.12 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

                14.13 Saturday, Sunday and Legal Holidays. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.

Buyer	Seller
By: /s/ Kevin Valencia	By: /s/ Ludger Kuhnen
Kevin Valencia	Ludger Kuhnen